Exhibit 10.70
September 29, 2005
To: Steve Pusey
Subject: Special Bonus
Dear Steve,
Based on the critical work and strategic value of the role you hold in driving Nortel’s future success, I’m pleased to inform you that the Joint Leadership Resources Committee of the Board of Directors has authorized the payment of a one-off special bonus as described below and in the attached Schedule A.
Conditional upon your satisfaction of all terms and conditions described in this letter and the attached Schedule A, Nortel will pay you the special bonus in two installments: (i) GBP £262,500 within 30 days of August 1, 2006 (the “Interim Retention Payment”); and (ii) GBP £262,500 within 30 days of August 1, 2007 (the “Final Retention Payment”).
The installments of the special bonus will be reported as part of your taxable income in the year in which they are received. All appropriate taxes and other withholdings will be deducted from any gross payment amount as required by applicable law. This special bonus will not be included in “eligible earnings” for purposes of capital accumulation and retirement plans offered by Nortel unless required by the applicable plan or law.
This special bonus is additional to any other bonus or incentive payments for which you are or may become eligible, as applicable, such as SUCCESS or Sales Incentive Compensation. If you have any questions, please contact me at your convenience.
Once you have reviewed this letter, including the attached Schedule A, and provided that you are in agreement with the terms and conditions applicable to the special bonus, please signify your acceptance by signing below and returning the original to the attention of: Su Taylor, Executive Compensation, Dept. 1477, LOC Brampton or by fax at 905-863-8420 (ESN 333) by October 15, 2005.
William J. Donovan
Senior-Vice President
Human Resources
Nortel
8200 Dixie Road Suite 100 Brampton ON Canada L6T 5P6 T 905.863.1100 F 905.863.8412 E billdono@nortel.com

Schedule A — Terms and Conditions
Payment of the Special Bonus is subject to the following:
1.	In order to receive the Interim Retention Payment, you must remain an active employee of Nortel from August 1, 2005 through July 31, 2006 (the “Interim Retention Period”) in your current role or in another role initiated or approved by Nortel, in its sole discretion.

2.	In order to receive the Final Retention Payment, you must remain an active employee of Nortel from August 1, 2005 through July 31, 2007 (the “Full Retention Period”) in your current role or in another role initiated or approved by Nortel, in its sole discretion.

3.	Your performance throughout the Interim Retention Period or the Full Retention Period, as applicable, must be assessed by Nortel, in its sole discretion, to be, at a minimum, fully satisfactory. The Interim Retention Payment and Final Retention Payment shall together constitute and be known as the “Special Bonus”.

4.	You must comply with your obligations under any other agreement in effect between you and Nortel such as, but not limited to, agreements to maintain the confidentiality of Nortel trade secrets and proprietary information.

5.	You must sign, date and return the attached letter without modification to Su Taylor, Executive Compensation, Dept. 1477, LOC Brampton or by fax at 905-863-8420 (ESN 333) by October 15, 2005.

6.	It is agreed that the Special Bonus will be paid on a pro-rata basis, as set forth below, in the event of any of the following occurrences:
(a)	If your employment is involuntarily terminated by Nortel during the Full Retention Period for a reason other than your unsatisfactory performance or misconduct or, in those countries where applicable, “cause” as defined under applicable law, then the Special Bonus which you will receive will be based on the number of your active days of employment during the Full Retention Period;

(b)	If you have a Nortel approved leave of absence during the Full Retention Period, then the days that you are on leave of absence will be considered to be inactive, and the Special Bonus shall be based on the number of your active days of employment during the Full Retention Period;

(c)	In the event of your death during the Full Retention Period, the Special Bonus would be based on the number of your active days of employment during the Full Retention Period through the date of your death.

Any pro-rata bonus will be an amount equal to the product of the total Special Bonus amount for which you are eligible, as set out in the attached letter, multiplied by a fraction, the numerator of which is the number of your active days of employment during the Full Retention Period and the denominator of which is 730. For greater certainty, any such pro-rata amount payable to you shall be inclusive of all amounts, if any, previously received by you in respect of the Initial Retention Payment.

7.	For avoidance of doubt:
(a) you will not be eligible for the Initial Retention Payment or the Final Retention Payment if at any time prior to the end of the Initial Retention Period:
(i)	you voluntarily terminate your employment including, without limitation, voluntarily retiring;

(ii)	Nortel initiates termination of your employment due to your unsatisfactory performance, misconduct or, in those countries where applicable, “cause”, as defined under applicable law; or

(iii)	you voluntarily transfer to another position within Nortel without Nortel approval; and
(b) you will not be eligible for the Final Retention Payment if at any time following the Initial Retention Period and prior to the end of the Full Retention Period:
(i)	you voluntarily terminate your employment including, without limitation, voluntarily retiring;

(ii)	Nortel initiates termination of your employment due to your unsatisfactory performance, misconduct or, in those countries where applicable, “cause”, as defined under applicable law; or

(iii)	you voluntarily transfer to another position within Nortel without Nortel approval.

Thank you again for all your contributions to Nortel.
Best Regards,
Bill Donovan
I acknowledge receipt of this letter, including Schedule A, and understand and agree to the terms and conditions concerning the special bonus as outlined in these documents.

/s/ Steve Pusey	4/10/05

Steve Pusey	Date